Exhibit 10.2

InnerScope, Inc. Marketing Agreement

This marketing agreement (“Agreement”) is made by and between Moore Family Hearing Company, Inc., a Delaware corporation, located at 2281 Lava Ridge Court, Suite 130 in Auburn, CA 95661 (“Moore”), and InnerScope Advertising Agency, Inc., a Nevada corporation, located at 2281 Lava Ridge Court, Suite 170 in Auburn, CA 95661 (“InnerScope”). This Agreement is effective on April 1, 2013 (“Effective Date"). Moore and InnerScope may each be referred to as a “Party” or as the “Parties.”

Whereas, InnerScope is a company formed for the purpose of developing and implementing marketing programs to promote and sell and hearing instruments and related services; and

Whereas, InnerScope has developed unique marketing concepts and designs that are effective in generating hearing instrument sales; and

Whereas, Moore wishes to use InnerScope’s unique marketing concepts and designs to promote its products. As such, Moore agrees to follow the practices set forth in this Agreement and the fee schedule as described in Exhibit A to this Agreement; and

Whereas, Moore wishes to use InnerScope advertising services its stores;

Now, therefore, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follow:

Section 1 – Advertising Services

1.  Prior to the Effective Date InnerScope shall develop a mutually agreeable advertising and implementation plan based on the InnerScope marketing and design concepts used currently with other InnerScope clients. Moore understands and agrees that the development of the advertising plan shall begin on the Effective Date with the start of advertising activities to begin April 1, 2013.

2.  On a monthly basis InnerScope will develop direct mails and newspaper ads to support the marketing plan and creative strategy developed by InnerScope.  InnerScope and Moore will work together to create appropriate advertising schedules, marketing objectives, and creative goals. The InnerScope advertising plan will be presented to Moore for approval prior to the March 1st launch date.

3.  InnerScope will create mailers and full page ads based on the marketing plan and creative strategy.

4.  InnerScope will coordinate with the print house on producing mailers for each store.

5.  InnerScope will do everything possible to make sure the mailers are printed and delivered as planned, which is usually the week before the promotional period.

6.  Once the mailers and ads are in market, InnerScope will monitor the effectiveness of each ad through the proprietary ad response tracking system or the Who’s Calling System, which tracks and reports the call volumes generated per ad InnerScope would create an analysis to present to Moore at the end of every month including a discussion of the success of the marketing and make suggestions for improvement on the marketing approach going forward.

7.  InnerScope will handle all media vendors, considering InnerScope has existing working relationships with all the vendors, including the understanding of cost structure of such vendors.

8.  InnerScope will use commercially reasonable efforts to renegotiate all the newspaper contracts upon obtaining a monthly budget that is approved by Moore. InnerScope shall use its best efforts to obtain the most effective advertising for the lowest cost to Moore.

9.  Moore agrees that InnerScope shall use the media vendors selected by Moore, in its sole and reasonable discretion for the advertising services to be performed for Moore.

Section 2 – Intellectual Property of InnerScope

1. Moore acknowledges that InnerScope is the developer and exclusive owner of all right, title, and interest in and all of the advertising designs and marketing strategy and any modifications, associated documentation, and related versions thereof (“Advertising Designs”). InnerScope hereby grants to Moore the limited and non-exclusive use of the Advertising Designs in the United States of America while this Agreement is in effect.

2. Moore shall not modify, copy, duplicate, reproduce, license or sublicense the Advertising Designs, or transfer or convey the Advertising Designs or any right in the Advertising Designs to anyone else without the prior written consent of InnerScope; provided that Moore may make one copy of the Advertising Designs for backup or archival purposes. Except to the extent expressly authorized in this Agreement or by law, Moore shall not and shall not cause any third party to: (i) decompile or disassemble the Advertising Designs; (ii) modify or create any derivative works (including, without limitation, translations, transformations, adaptations or other recast or altered versions) based on the Advertising Designs, or alter the Advertising Designs in any way; (iii) merge the Advertising Designs with any other advertising product not supplied by InnerScope; (iv) use, copy, sell, sublicense, lease, rent, loan, assign, convey or otherwise transfer the Advertising Designs except as expressly authorized by the Agreement; (v)  distribute, disclose or allow use of the Advertising Designs, in any format, through any means to or by any third parties; (vi) remove or modify any copyright, confidential and/or proprietary markings, legends or restriction which are in the Advertising Designs originally supplied to Moore; or (vii) violate any obligations with regard to InnerScope’s Confidential Information. To the extent that Moore is expressly permitted by applicable mandatory law to undertake any of the activities listed in the preceding sentence, Moore will not exercise those rights until Moore has given InnerScope thirty (30) days written notice of Moore’s intent to exercise any such rights unless an order of a government agency of competent jurisdiction will not so allow.

3. Except for the limited rights expressly granted in this Agreement, InnerScope reserves all rights in and to the Advertising Designs and any modifications thereto and derivations thereof, including, but not limited to, all title, ownership, intellectual property rights and all other rights and interests.

4. Notwithstanding anything in this Agreement to the contrary, Moore agrees that the Advertising Designs, including the specific design and structure of individual programs, constitute confidential information and trade secrets of InnerScope, whether or not the Advertising Designs may be copyrighted or copyrightable, and/or patented or patentable (“Confidential Information”). Moore agrees not to disclose, provide, or otherwise make available such Confidential Information in any form to a related affiliate or any third party without the prior written consent of InnerScope.  Moore agrees that it will make the Advertising Designs available only to affiliates, employees, contractors, or consultants with a need to know, who are obligated to comply with all use restrictions contained in this Agreement and to maintain the secrecy of the Advertising Designs and all other Confidential Information.  Moore will be responsible for the compliance of all users with those obligations. This Paragraph 4 shall survive the termination of this Agreement for a period of three (3) years after the effective date of termination, regardless of the cause of termination.

5. Moore may, from time to time, request that InnerScope incorporate certain features, enhancements or modifications into the Advertising Designs. InnerScope may, in its sole discretion, undertake to incorporate such changes and distribute the Advertising Designs so modified to all or any of InnerScope's customers.  Any and all enhancements, error corrections, updates or modifications to the Advertising Designs shall be the sole property of InnerScope.

6. InnerScope does not guarantee any results or sales or that the Advertising Designs will perform in any fashion whatsoever. EXCEPT AS SPECIFIED IN THIS WARRANTY, ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS, AND WARRANTIES INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE, ARE HEREBY EXCLUDED TO THE EXTENT ALLOWED BY APPLICABLE LAW.

IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY LOST REVENUE, PROFIT, OR DATA, OR FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, OR PUNITIVE DAMAGES HOWEVER CAUSED AND REGARDLESS OF THE THEORY OF LIABILITY ARISING OUT OF THIS AGREEMENT EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES EXCEPT FOR THIRD PARTY CLAIMS. In no event shall ONE PARTY’S liability to THE OTHER PARTY, whether in contract, tort (including negligence), or otherwise, exceed the FEES paid OR TO HAVE BEEN PAID by Moore. The foregoing limitations shall apply even if the above-stated warranty fails of its essential purpose.

7.   (a) The initial term of this Agreement shall be for two (2) years from the Effective Date. This Agreement may be renewed with the mutual consent of the Parties thereafter on a month to month basis.

(b) This Agreement may be terminated after the initial period by providing at least forty-five (45) days advance written notice of termination to the other Party, or for non-performance upon written notice to the non-performing Party and granting of a fifteen (15) day period to cure the non-performance.

8. InnerScope shall identify the proprietary business processes and designs which it claims as its sole intellectual property and shall list and/or describe such property in Exhibit A of this Agreement.

Section 3 - Terms and Conditions

1. In consideration for the grant of the use of the Advertising Designs as described in this Agreement, Moore agrees to pay InnerScope the fees and costs as set forth in Exhibit A of this Agreement. Payment of the fees and costs shall be made monthly in advance. InnerScope will bill Moore monthly and Moore shall pay InnerScope for the services provided under this Agreement in accordance with the fees set forth in Exhibit A. Moore shall pay InnerScope for all invoiced amounts within ten (10) business days after receiving the invoice. Moore acknowledges that it is responsible for any sales tax, use tax, or other tax or assessment, including any surcharge or similar fee imposed under any applicable law for any service provided under this Agreement and any such assessment or fee shall be the sole responsibility of Moore and shall be added to the invoice.

2. A late charge of one and five-tenths percent (1.5%) per month shall be assessed to any payment not received within ten (10) business day after invoice due date and shall accrue interest at the rate of one and five-tenths percent (1.5%) per month until paid in full. All overdue payments received from Moore shall first be applied to unpaid interest, then to late charges, and then to service fees according to due date – from oldest to newest. InnerScope shall have the option of terminating this Agreement if any payment is not received within thirty (30) days from the billing due date. Termination of this Agreement shall not relieve Moore of its obligation to pay any amount due under this Agreement.

3. Moore shall be responsible to pay the costs of any advertising which InnerScope arranges subject to prior approval of the advertising scope and schedule presented to Moore in the marketing plan.

4. Payments shall be in the form of a check payable to InnerScope, Inc. and shall be sent to the business address as described in this Agreement. The address for payment may be changed by InnerScope at any time upon advance written notice to Moore.

5. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by commercial overnight delivery service, or by facsimile transmission (with hard copy of notice delivered by mail) or sent by certified, registered, or express air mail (postage prepaid) to the address of the Party to be noticed as contained in this Agreement. Notice shall be deemed given when so delivered personally, by overnight delivery service, or by facsimile, or if mailed, five (5) days after the date of mailing.

6. InnerScope shall retain financial records, supporting documentation and other records pertinent to its services for at least one (1) year from the date of performance of the service.

7. Moore shall cooperate in all respects with InnerScope in the implementation of the marketing program.

8. The relationship between Moore and InnerScope that is the subject matter of this Agreement is exclusive and Moore shall not employ any other company or entity to perform any of the services provided by InnerScope so long as this Agreement is in effect.

9. Any dispute arising out of, in connection with, or relating to this Agreement or the business conducted hereunder shall be resolved through binding arbitration conducted under the auspices of the American Arbitration Association at Roseville, California. The decision of the arbitrator is final and binding, and may be judicially enforced. The prevailing party is entitled to recover its attorneys' fees and expenses in connection with the arbitration.

10. (a) This Agreement has been deemed by the Parties to have been entered into in Placer County, California, and shall be construed, interpreted, and enforced in accordance with the laws of the State of California, without regard to its choice of law statutes.

(b) Noncompliance with the obligations of this Agreement due to change of laws or regulations of any government; war; civil commotion; destruction of production facilities and materials; fire, earthquake, or storm; labor disturbances; shortage of materials; failure of public utilities or common carriers; or any other causes beyond the reasonable control of the noncompliant Party, shall not constitute breach of this Agreement.

(c) This Agreement and its exhibits constitute the entire Agreement between the Parties. The Parties agree that they shall execute two (2) identical originals of this Agreement and that each Party shall retain one of the original copies. Each identical original shall serve as an original of the Agreement, but both originals together shall constitute a single original contract. Any amendments to this Agreement shall require written approval of the Parties.

(d) Except as stated otherwise herein, this Agreement may not be assigned, whether upon sale of one of the Parties or otherwise (except to a parent or subsidiary), without prior written consent of the other Party. Written consent by a Party shall not be unreasonably withheld.

(e) If any section or provision of this Agreement is held invalid, illegal, or unenforceable by a court of competent jurisdiction, the remaining provisions shall not in any way be affected unless the purposes of this Agreement cannot be achieved. In such event, the Parties will use best efforts to substitute a valid, legal, and enforceable provision that is acceptable to both of them.

(f) The failure of either InnerScope or Moore to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of such provision or prevent that Party thereafter from enforcing that provision and every other provision in this Agreement.

(g) This Agreement has been entered into solely for the benefit of Moore and InnerScope and is not intended to create any legal, equitable, or beneficial interest in any third party or to vest in any third party any interest as to enforcement or performance.

(h) The relationship between Moore and InnerScope is solely that of independent contractors; and nothing in this Agreement or otherwise will be construed or deemed to create any other relationship, including one of employment, agency, or joint venture.

(i) Each of the Parties acknowledges and agrees that InnerScope would be irreparably damaged if Moore were to breach this Agreement and any such breach would result in a significant and material loss, harm, reduction and/or impairment of the goodwill and other assets of InnerScope. Moore agrees that if it breaches any provision of this Agreement, the damage to InnerScope may be difficult to ascertain, and money damages may not afford an adequate remedy, and that InnerScope shall be entitled, in addition to any other rights and remedies as may be provided by law, to specific performance, injunctive and other equitable relief to prevent or restrain a breach of this Agreement.

By affixing signatures below, each Party expresses its agreement with the terms of this of Marketing Agreement.

InnerScope Advertising Agency, Inc.		Moore Family Hearing company, Inc.

Date:	4/1/2013	Date:	4/1/2013

By:	/s/ Matthew Moore	By:	/s/ Mark Moore

Title:	President	Title:	President

EXHIBIT A

FEES AND COSTS

Month	2013	2014
Jan		$51,200.00
Feb		$51,200.00
Mar		$51,200.00
Apr	$30,000.00	$51,200.00
May	$35,000.00	$51,200.00
Jun	$37,500.00	$51,200.00
Jul	$37,500.00	$51,200.00
Aug	$37,500.00	$51,200.00
Sep	$37,500.00	$51,200.00
Oct	$37,500.00	$67,500.00
Nov	$37,500.00	$67,500.00
Dec	$37,500.00	$67,500.00

The Fees and Costs are assessed monthly and may vary from month to month. The Fees and Costs may be changed by InnerScope providing at least 15 days advance written notice to Moore of such increase; provided that both Parties must mutually agree to said increase.